UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2013

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets;
Item 3.02	Unregistered Sales of Equity Securities

Acquisition of 51% of Blue Tap Resources Inc.

On October 18, 2013 we completed the acquisition of 51% of the outstanding securities of Blue Tap Resources Inc., a corporation formed under the laws of the Province of Alberta, Canada, pursuant to a letter of intent (“LOI”) with Blue Tap dated June 11, 2013. We first announced the LOI in our Current Report on Form 8-K filed on June 14, 2013.

In accordance with the LOI, we acquired 51% of the outstanding securities of Blue Tap (being 510,000 common shares) in consideration of an aggregate investment of CDN$450,000 (approximately USD$436,000) in Blue Tap’s waste water disposal facility located in Morinville, Alberta, where Blue Tap holds a 100% working interest in 17 freehold mineral leases. There are currently 2 standing natural gas wells and 1 disposal well located on the leases, including water disposal facilities, tanks and equipment. Payment of an initial CDN$300,000 (USD$291,000) of the CDN$450,000 aggregate investment was made pursuant to a secured convertible debenture (first announced in our Current Report on Form 8-K filed on July 5, 2013) which has been fully converted into common shares of Blue Tap. The Blue Tap leases are subject to a 3% gross overriding royalty held by Mr. Vincent Murphy pursuant to a Gross Overriding Royalty Agreement dated June 30, 2013. The royalty is payable on all fluids separated, treated, or otherwise enhanced for sale on the lease property.

Incorporation of Alta Disposal Ltd. and Unanimous Shareholders and Management Agreement (Blue Tap)

The acquisition of Blue Tap was completed through our newly incorporated, wholly owned subsidiary, Alta Disposal Ltd., which was formed in the Province of Alberta for the sole purpose of the transaction with Blue Tap. Concurrent with the closing of the acquisition, Alta Disposal Ltd. entered into a Unanimous Shareholders and Management Agreement (the “Shareholders Agreement”) dated October 18, 2013 with Excel Petroleum Ltd. (which holds 49% of Blue Tap) and Blue Tap itself. Pursuant to the Shareholders Agreement, Alta may continue to fund the current capital requirements of the Corporation up to an aggregate of $420,000 in consideration of additional shares of Blue Tap at the rate of 163,250 shares (equivalent to approximately 5% of Blue Tap’s common shares on a diluted basis) for each $105,000 funded until Alta holds an aggregate of 70% of Blue Tap’s outstanding common shares. If Alta elects to fund the on-going capital requirements of Blue Tap beyond the aggregate of $870,000 any such funds advanced by Alta will be deemed to be funds loaned by Alta to Blue Tap on a non-interest bearing, unsecured bridge loan basis. Any such funds provided to Blue Tap will be repayable from cash flow generated by Blue Tap. Funds loaned prior to June 30, 2014 will not be due and payable until June 30, 2014 and thereafter will not be due and payable until at least 6 months following the date of any such loan.

Other terms of the Shareholders Agreement include:

  the Board of Directors of Blue Tap will consist of 3 Directors including 2 nominees of Alta and 1 nominee of Excel.

  Alexander Walsh will serve as Chairman of the Board of Directors, President and Chief Executive Officer of Blue Tap.

  Approval of the shareholders holding not less than 60% of Blue Tap shares will be required to remove or appoint officers of Blue Tap.

  Unanimous approval of the shareholders will be required in order to (i) effect capital alterations; (ii) declare dividends except following the completion of a fiscal year end and on a pro-rata basis to all shareholders; or (iii) wind-up; dissolve; or reorganize the corporation or sell or lease substantially all of its assets.

  Alta will otherwise have sole discretion and authority in respect of any and all management and operational decisions relating to the corporation.

  Each shareholder of Blue Tap will have a right of first refusal to purchase all shares sought to be sold by the other shareholder.

  Customary restrictions on the encumbrance and disposition of shares.

Operating Agreement with Valeura Energy Inc.

The Shareholders Agreement additionally provides for the engagement of Valeura Energy Inc. as the operator of Blue Tap’s lands, wells, the facilities, pipelines and disposal wells pursuant to an Operating Agreement between Blue Tap and Valeura dated July 9, 2013. Valeura will retain a 10% working interest in Blue Tap’s lands until completion of the initial work on the disposal well project and will re-convey that interest to Blue Tap provided that Blue Tap has paid Valeura a cash payment of $2,500 per month for acting as Operator of the Disposal Well and the Lands and upon payment of an amount of $10,000 to Valeura upon completion of the project. The disposal well work program must be mutually approved by Blue Tap and Valeura. Blue Tap will be responsible for all costs and expenses relating to the work program.

The foregoing description of the Debenture is qualified in its entirety by the contents of the Convertible Debenture Agreement attached as Exhibit 10.2 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

3.1	Articles of Incorporation of Blue Tap Resources Inc.

3.2	Certificate of Amendment of Blue Tap Resources filed October 18, 2013

3.3	By-laws of Blue Tap Resources Inc.

3.4	Alberta Certificate of Incorporation

3.5	Articles of Amendment of Alta Disposal Ltd. filed October 2, 2013

3.6	By-laws of Alta Disposal Ltd.

10.1	Letter of Agreement with Blue Tap Resources dated June 11, 2013 (incorporated by reference to our Current Report on Form 8-K filed on June 14, 2013).

10.2	Convertible Debenture Agreement with Blue Tap Resources dated July 29, 2013 (incorporated by reference to our Current Report of Form 8-K filed on July 5, 2013).

10.3	Unanimous Shareholders and Management Agreement dated October 18, 2013 among Alta Disposal Ltd.; Excel Petroleum Ltd. and Blue Tap Resources Inc.

10.4	Subscription Agreement dated October 18, 2013 between Alta Disposal Ltd. and Blue Tap Resources Inc.

10.5	Operating Agreement dated July 9, 2013 between Blue Tap Resources Inc. and Valeura Energy Inc.

10.6	Gross Overriding Royalty Agreement dated June 30, 2013 between Blue Tap Resources Inc. and Vincent Murphy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director

October 24, 2013